EXHIBIT 10.9

                  SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
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      Amendment to Increase Number of Shares Available for Granting Options


The first sentence of Section V is hereby amended to read as follows:

          Subject to adjustment as provided in Section VIII hereof, a total of Two Million (2,000,000) shares of Common Stock of the Company (the "Shares") shall be subject to the Plan.